Exhibit 99.1

Prudential Financial elects Wendy Jones to Board of Directors

NEWARK, N.J., December 15, 2020 – Prudential Financial, Inc. (NYSE: PRU) announced today that Wendy Jones has been elected to the Board of Directors as an independent director, effective January 4, 2021. She was also appointed to the audit committee.

Jones brings to Prudential her extensive experience at leading consumer and technology brands, most notably at eBay Inc. (EBAY), where she was most recently senior vice president, Global Operations, running the company’s customer service, risk, trust, payment operations and workplace resources function—responsible for eBay’s facilities around the world. She also chaired eBay’s Operating Committee, which manages the firm’s intersection of product and business teams and oversees the development and execution of the company’s annual business roadmap.

“At a time when Prudential is intently focused on meeting the evolving needs of its customers and other stakeholders, Wendy’s skills and experience in both the field of consumer technology and global business strategy will be highly beneficial,” said Gil Casellas, director and chair, Corporate Governance and Business Ethics Committee. “We are delighted to welcome Wendy to our board and look forward to working with her.”

Jones, who retires from eBay this month, began her career at the company in 2003 as vice president, Customer Service for North America and Australia. She has held various other leadership positions and has focused much of her career on growing eBay’s global presence, including launching eBay in markets such as Brazil, Russia and Mexico and spearheading eBay’s cross-border trade efforts. While representing eBay’s European efforts, Jones led marketing, operations and advertising for eBay’s European portfolio of sites. Prior to joining eBay, Jones worked at State Street Bank, Land Rover NA, and for iSKY Inc., in various leadership roles.

Jones served as an active supporter of inclusion efforts at eBay, including acting as the executive sponsor for two of eBay’s employee Communities of Inclusion resource groups—Black Employees at eBay and HONOR, a community in honor of those who have served in the military. She is also an active mentor to women inside and outside of the company. She received a B.S. in economics from the University of Connecticut and an MBA from Loyola College.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of September 30, 2020, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Julie Laskin, (973) 802-3975, julie.laskin@prudential.com